RPS Energy
309 Reading Road
Henley-on-Thames
Oxfordshire, RG9 IEL
United Kingdom
T #44 (0) 1491 415400
F #44 (0) 1491 415415
www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our Evaluation of Polish Gas Assets dated February 14, 2012, or information contained therein, prepared for FX Energy, Inc. in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2011, and the incorporation by reference to the reports prepared by RPS Energy into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-155718	June 29, 2009
S-3	333-171029	December 7, 2010
S-8	333-112717	February 11, 2004
S-8	333-128299	September 14, 2005
S-8	333-176973	September 23, 2011

RPS Energy

/s/ Michiel Stofferis

Michiel Stofferis
Petroleum Engineering Manager

9 March 2012